Exhibit 10.29

THIRD AMENDMENT TO OFFICE BUILDING LEASE AGREEMENT

(Sunnova Energy Corporation - 20 Greenway Plaza)

THIS THIRD AMENDMENT TO OFFICE BUILDING LEASE AGREEMENT (this “Amendment”) is dated effective and for identification purposes as of November 15, 2018, and is made by and between 20 GREENWAY PLAZA LLC, a Delaware limited liability company (“Landlord”), and SUNNOVA ENERGY CORPORATION, a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord and Tenant entered into that certain Office Building Lease Agreement dated August 29, 2014, as amended by that certain First Amendment to Office Building Lease Agreement (the “First Amendment”) dated May 18, 2015, and that certain Second Amendment to Lease (the “Second Amendment”) dated June 1, 2015 (collectively with all existing and future amendments, the “Lease”), pertaining to the premises currently comprised of a total of approximately 42,238 rentable square feet of space, commonly referred to as Suite 350 (containing approximately 2,850 rentable square feet of space), Suite 475 (containing approximately 19,894 rentable square feet of space), and Suite 750 (containing approximately 19,494 rentable square feet of space) (collectively, the “Premises”), of 20 East Greenway Plaza, Houston, Texas 77046 (the “Building”); and

WHEREAS, Landlord and Tenant desire to enter into this Amendment to expand the Premises and provide for certain other matters as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree that the Lease shall be amended in accordance with the terms and conditions set forth below.

1. Definitions. The capitalized terms used herein shall have the same definitions as set forth in the Lease, unless otherwise defined herein.

2. Expansion.

(a) Suite 400. The term “Suite 400” is hereby defined to be and to mean that certain space located on the fourth (4th) floor of the Building commonly referred to as Suite 400, consisting of approximately 11,214 rentable square feet of space (which square footage is the final agreement of the parties as-to the total square footage of Suite 400, and not subject to adjustment), as outlined on Exhibit A attached hereto and incorporated herein by this reference. Accordingly, effective as of the Suite 400 Commencement Date (as hereinafter defined), the Premises, as expanded, shall be deemed to consist of a collective total of approximately 53,452 rentable square feet of space.

(b) Suite 400 Commencement Date. The term “Suite 400 Commencement Date” is hereby defined to be and to mean December 31, 2018. The Suite 400 Rent Commencement Date shall be January 1, 2019. Tenant shall be allowed access to Suite 400 prior to the Suite 400 Commencement Date after mutual execution of this Amendment to install furniture and equipment (so long as such installation does not interfere with any of the work being performed in Suite 400).

(c) Suite 400 Term. The term “Suite 400 Term” is hereby defined to be and to mean that period of time commencing on the Suite 400 Commencement Date and expiring contemporaneously with the Lease Term on the Extension Expiration Date as defined in Section 2 of the Second Amendment.

(d) Acceptance. Effective as of the Suite 400 Commencement Date, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, on the terms and conditions set forth in the Lease and herein, Suite 400. Tenant shall accept Suite 400 in its present “as is” condition.

3. Base Rent. During the Suite 400 Term, Tenant shall pay to Landlord Base Rent for Suite 400, which shall be payable in monthly installments, as follows:

SUITE 400

Dates	Annual Rate/RSF	Monthly Installment
Suite 400 Rent Commencement Date - 08/31/19	$19.50	$18,222.75
09/01/19 - 08/31/20	$20.00	$18,690.00
09/01/20 - 08/31/21	$20.50	$19,157.25
09/01/21 - 07/31/22	$21.00	$19,624.50

During the Extension Term, Tenant shall pay to Landlord Base Rent for the Premises (excluding Suite 400, which schedule of Base Rent is set forth above) pursuant to the Lease, as amended. Except as otherwise expressly set forth herein, Base Rent shall be payable pursuant to the terms and conditions of Section 3 of the Lease.

4. Tenant’s Proportionate Share. Beginning on the Suite 400 Commencement Date, Tenant’s Proportionate Share, as defined in Section 1.11 of the Lease, shall be 12.36% (i.e., 53,452 / 432,633). Operating Expenses for 2018 are presently anticipated to be $13.38 per rentable square foot of space in the Premises.

5. Termination Option.

(a) Grant. Landlord hereby grants to Tenant an option (“Termination Option”) to terminate this Lease on December 31, 2019 (“Termination Effective Date”) subject to the following provisions.

(b) Termination Notice. The Termination Option shall be exercisable by Tenant by written notice (“Termination Notice”) to Landlord of Tenant’s election to exercise the Termination Option, such notice to be received by Landlord on or before October 15, 2019. If Tenant fails to deliver to Landlord the Termination Notice on or before said date, the Termination Option shall lapse and Tenant shall have no further right to terminate this Lease.

(c) Termination Fee. In consideration of Landlord’s agreement to allow the termination of this Lease, Tenant shall pay to Landlord the sum of the unamortized portion of all Expenses (as defined below) attributable to the negotiation, execution, and implementation of this Lease (with interest accruing on such Expenses at the rate of eight percent (8%) per year) as may be reasonably calculated by Landlord (“Termination Fee”). Such Termination Fee shall be paid by Tenant to Landlord within five (5) days after the date of Tenant’s receipt of Landlord’s notice of the amount of the Expenses. “Expenses” shall mean legal fees, broker commissions, rent abatement, construction costs, tenant finish allowance, concessions, and other amounts for Tenant’s benefit in connection with entering into this Lease. Landlord shall supply Tenant with documentation of Expenses within ten (10) days of receipt of a written request therefor from Tenant. The Termination Fee shall not be deemed to be a penalty. If the Termination Fee is not timely paid by Tenant to Landlord, the Termination Option shall lapse and Tenant shall have no right to terminate this Lease as provided herein. If the Premises is expanded and this Termination Option survives, the Termination Fee shall increase based on the same formula.

(d) Survival of Obligations. In the event Tenant has satisfied the provisions of Subsection (b) and (c) above, then, as of the Termination Effective Date, all obligations of the parties shall cease and terminate in the same manner as upon expiration of the Term; provided, however, that Tenant shall remain liable hereunder for all obligations and liabilities which accrue under the Lease through the Termination Effective Date, including, without limitation, Tenant’s obligation to pay Base Rent and Tenant’s Share of Operating Expenses and Taxes. Any such amounts not due and payable prior to the Termination Effective Date, but which relate to the period prior to the Termination Effective Date, shall be paid by Tenant to Landlord within ten (10) days of Tenant’s receipt of an invoice therefor from Landlord.

(e) No Default. Tenant may exercise the Termination Option only if Tenant is not in default under any term or condition of this Lease beyond any applicable notice and cure period as of either the date of the Termination Notice or on the Termination Effective Date.

6. Brokers. Tenant and Landlord each hereby represents and warrants to the other that such representing party has not dealt with any real estate brokers or leasing agents, except Cushman & Wakefield of Texas, Inc., who represents Tenant, and CBRE, Inc., who represents Landlord (collectively the “Brokers”). No commissions are payable to any party claiming through Tenant as a result of the consummation of the transaction contemplated by this Amendment, except to Brokers, if applicable. Tenant hereby agrees to indemnify and hold Landlord harmless from any and all loss, costs, damages or expenses, including, without limitation, all reasonable attorneys’ fees and disbursements by reason of any claim of or liability to any other broker, agent, entity or person claiming through Tenant (other than the Brokers) and arising out of or in connection with the negotiation and execution of this Amendment. Landlord hereby agrees to indemnify and hold Tenant harmless from any and all loss, costs, damages or expenses, including, without limitation, all reasonable attorneys’ fees and disbursements by reason of any claim of or liability to any broker, agent, entity or person claiming through Landlord and arising out of or in connection with the negotiation and execution of this Amendment.

7. Governing Law. This Amendment is governed by federal law, including without limitation the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001 et seq.) and, to the extent that state law applies, the laws of the State of Texas without regard to its conflicts of law rules.

8. Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically. An electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e-mail electronic signatures. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Amendment and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if a paper original of this Amendment had been delivered and had been signed using a handwritten signature. Landlord and Tenant (i) agree that an electronic signature, whether digital or encrypted, of a party to this Amendment is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile or, electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this Amendment based on the foregoing forms of signature. If this Amendment has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

9. Miscellaneous. With the exception of those matters set forth in this Amendment, Tenant’s leasing of the Premises shall be subject to all terms, covenants and conditions of the Lease. In the event of any express conflict or inconsistency between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control and govern. Except as expressly modified by this Amendment, all other terms and conditions of the Lease are hereby ratified and affirmed. This Amendment may be executed in any number of counterparts, and delivery of any counterpart to the other party may occur by electronic or facsimile transmission; each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute one agreement. An executed Amendment containing the signatures (whether original, faxed or electronic) of all the parties, in any number of counterparts, is binding on the parties. The parties acknowledge that the Lease is a valid and enforceable agreement and that as of the date of this Amendment, Tenant has no actual knowledge of any circumstances that would give rise to any claim in favor of Tenant against Landlord or its agents which might serve as the basis of any other set-off against accruing rent and other charges or any other remedy at law or in equity.

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IN WITNESS WHEREOF, this Third Amendment is dated effective as of the date and year first written above.

LANDLORD:

20 GREENWAY PLAZA LLC,

a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,

a Delaware limited liability company, its authorized signatory

By:	/s/ Casey A. Miller	Date:	December 7, 2018
Name:	Casey A. Miller
Title:	Managing Director – Asset Management

By:	/s/ Joe Wanninger	Date:	December 10, 2018
Name:	Joe Wanninger
Title:	Managing Director – Asset Management

TENANT:
SUNNOVA ENERGY CORPORATION, a Delaware corporation

By:	/s/ Stuart D. Allen	Date:	November 27, 2018
Name:	Stuart D. Allen
Title:	EVP – HR & Admin. Services

EXHIBIT A

Suite 400